Exhibit 10.2

FOUNDER’S SUPPORT AGREEMENT

FOUNDER’S SUPPORT AND LOCK-UP AGREEMENT AND DEED, dated as of July 9, 2026 (this “Agreement”), among HCC Healthcare Pte. Ltd., a Singapore private company limited by shares, with company registration number 202540273K (the “Company”), RF Acquisition Corp. III, a Cayman Islands exempted company with limited liability (“Acquiror”), and Alfa 30 Limited, a Cayman Islands exempted company (“Founder”).

WHEREAS, the Company, Acquiror, and HCC Merger Sub Limited, a Cayman Islands exempted company with limited liability and a direct wholly-owned Subsidiary of the Company (“Merger Sub”), are concurrently herewith entering into a Business Combination Agreement (as the same may be amended, restated or supplemented, the “Business Combination Agreement”) providing for (a) the Recapitalization of the Company and (b) the merger of Acquiror with and into Merger Sub (the “Merger”) with Merger Sub surviving as the “Surviving Company” and continuing as a wholly owned Subsidiary of the Company;

WHEREAS, pursuant to and as consideration for the Merger, the holders of Acquiror Ordinary Shares and Acquiror Units (with each Acquiror Unit consisting of one ordinary share and one right entitling one-tenth of one ordinary share upon the completion of the Merger) will receive Company Ordinary Shares (as applicable);

WHEREAS, Founder is, as of the date of this Agreement, the sole legal owner of such number of Acquiror Shares and Acquiror Units set forth opposite Founder’s name on Schedule A hereto (such Acquiror Shares, together with any Acquiror Shares (a) issued or otherwise distributed to Founder pursuant to any stock dividend or distribution, (b) resulting from any change in any of the Acquiror Shares by reason of any share split, recapitalization, combination, exchange of shares or the like, (c) the legal ownership of which is acquired by Founder, including by exchange or conversion of any other security, or (d) as to which Founder acquires the right to vote or share in the voting, in each case after the date of this Agreement and during the term of this Agreement being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Business Combination Agreement, Acquiror and the Company have requested that Founder enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	DEFINITIONS; INTERPRETATION

Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Business Combination Agreement, and this Agreement shall be interpreted, construed and applied in accordance with the rules of construction set forth in Section 1.2 of the Business Combination Agreement.

2.	REPRESENTATIONS AND WARRANTIES OF Founder

Founder hereby represents and warrants to Acquiror and the Company as of the date of this Agreement as follows:

2.1 Organization. Founder has been duly incorporated and is validly existing as an exempted company in good standing under the Laws of the Cayman Islands, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Founder is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Founder to consummate the transactions contemplated hereby.

2.2 Due Authorization. Founder has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of Founder. No other company proceeding on the part of Founder is necessary to authorize this Agreement and the documents contemplated hereby. This Agreement has been duly and validly executed and delivered by Founder, and this Agreement constitutes a legal, valid and binding obligation of Founder, enforceable against Founder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

2.3 No Conflict. The execution and delivery of this Agreement by Founder and the other documents contemplated hereby by Founder and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Founder;

(b) violate or conflict with any provision of, or result in the breach of, or default under, or require any consent, waiver, exemption or approval under, any applicable Law or Governmental Order applicable to Founder;

(c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, require any consent, cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any Contract to which Founder is a party or by which Founder may be bound, or terminate or result in the termination of any such Contract; or

(d) result in the creation of any Lien upon any of the properties or assets of Founder;

except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Founder to consummate the transactions contemplated hereby.

2.4 Acquiror Securities. Founder is the sole legal and beneficial owner of the Acquiror Shares and Acquiror Units set forth opposite Founder’s name on Schedule A hereto, and all such Acquiror Shares and Acquiror Units are owned by Founder free and clear of all Liens, other than any forward purchase agreement or similar arrangements in existence as of the date of this Agreement and the material terms of which have been disclosed to the Company or its counsel or Liens pursuant to Acquiror’s Governing Documents, this Agreement or any other Transaction Document or applicable securities laws. Founder does not own legally or beneficially any shares or warrants of Acquiror other than the Acquiror Shares and Acquiror Units set forth opposite Founder’s name on Schedule A hereto. Founder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement or the Governing Documents of Acquiror.

2.5 Business Combination Agreement. Founder understands and acknowledges that Acquiror, Merger Sub and the Company are entering into the Business Combination Agreement in reliance upon Founder’s execution and delivery of this Agreement. Founder has received a copy of the Business Combination Agreement, is familiar with the provisions of the Business Combination Agreement and has consented to (and hereby consents to) Acquiror’s entry into the Business Combination Agreement.

2.6 Adequate Information. Founder is a sophisticated shareholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as Founder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Founder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty to Founder, whether express or implied, of any kind or character except as expressly set forth in this Agreement or the other Transaction Documents. Founder acknowledges that the agreements contained herein with respect to the Subject Shares held by Founder are irrevocable.

2.7 Restricted Securities. Founder understands that the Company Ordinary Shares that it may receive in connection with the Transactions, including upon exercise, settlement, conversion or exchange of any other securities received in connection with the Transactions, may be “restricted securities” under applicable U.S. federal and state securities laws and, if Founder is an affiliate of the Company, “control securities” as such term is used under Rule 144 promulgated under the Securities Act, and that, pursuant to these laws, Founder would be required to hold such Company Ordinary Shares indefinitely unless (a) they are registered with the SEC and qualified by state authorities, or (b) an exemption from such registration and qualification requirements is available.

2.8 Litigation and Proceedings.

(a) There are no pending or, to the knowledge of the Founder, threatened, Legal Proceedings against the Founder or its properties or assets; and

(b) there is no outstanding Governmental Order imposed upon the Founder; nor are any properties or assets of the Founder or its businesses bound or subject to any Governmental Order;

except, in each case, as would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Founder to consummate the transactions contemplated hereby.

3.	REPRESENTATIONS AND WARRANTIES OF THE OTHER PARTIES

Each of Acquiror and the Company, severally and not jointly, hereby represents and warrants to each other party to this Agreement as follows:

3.1 Organization. It has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. It is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (or equivalent status, to the extent that such concept exists) except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect its ability to consummate the transactions contemplated hereby.

3.2 Due Authorization. It has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder (other than, in respect of Acquiror, the Acquiror Shareholder Approval). The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by its Board of Directors. No other company proceeding on its part is necessary to authorize this Agreement and the documents contemplated hereby (other than, in respect of Acquiror, the Acquiror Shareholder Approval). This Agreement has been duly and validly executed and delivered by it, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.3 No Conflict. The execution and delivery of this Agreement by it and the other documents contemplated hereby by it and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under its Governing Documents, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to it, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which it is a party or by which it may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of its properties or assets, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect its ability to consummate the transactions contemplated hereby.

4.	SUPPORT FOR BUSINESS COMBINATION

Founder hereby covenants and irrevocably undertakes to the Company and Acquiror during the term of this Agreement as follows:

4.1 Agreement to Vote in Favor of Transactions. At any meeting of the shareholders of Acquiror called, held or convened to seek the Acquiror Shareholder Approval, or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of Acquiror or in any other circumstances upon which a vote, consent, waiver or other approval with respect to the Business Combination Agreement, any other Transaction Document, the Merger, the Transaction Proposals or any other Transaction is sought or required, Founder shall:

(a) if a meeting is held, appear at such meeting (in person or, where proxies are permitted, by proxy) or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum;

(b) vote or cause to be voted (including by class vote and/or written consent or resolution, if applicable) the Subject Shares in favor of granting the Acquiror Shareholder Approval, or, if there are insufficient votes in favor of granting the Acquiror Shareholder Approval, in favor of the adjournment or postponement of such meeting of the shareholders of Acquiror to a later date; and

(c) in other circumstances in which a vote, consent, election or approval is required or sought under the Governing Documents or any Contract of Acquiror or otherwise, in respect of the Transaction Proposals or any Transaction, so vote (in person or by proxy), consent, elect or approve including with respect to the Subject Shares.

4.2 Agreement to Vote Against Other Matters. At any meeting of shareholders of Acquiror or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of Acquiror or in any other circumstances upon which Founder’s vote, consent or other approval is sought, Founder shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against:

(a) any business combination agreement, merger agreement or amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror or any public offering of Equity Securities of Acquiror (in each case, other than in connection with the Business Combination Agreement, the Merger and the other Transactions);

(b) any Acquiror Acquisition Proposal (other than in connection with the Business Combination Agreement, the Merger and the other Transactions); and

(c) any amendment of Acquiror’s Governing Documents or Contracts, or other proposal or transaction involving Acquiror, which amendment or other proposal or transaction would be reasonably likely to, in any such case materially impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by the Company of, prevent or nullify any provision of the Business Combination Agreement or any other Transaction Document, the Merger or the Recapitalization or change in any manner the voting rights of any class of Acquiror’s share capital.

4.3 Revoke Other Proxies. Founder represents and warrants that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked.

4.4 Irrevocable Proxy. Founder hereby irrevocably and unconditionally grants to, and appoints, in the event that Founder shall for whatever reason fail to perform any of its obligations under Section 4.1, the Company and any individual designated in writing by the Company, and each of them individually, as Founder’s lawful attorney and proxy (with full power of substitution), for and in the name, place and stead of Founder, to vote the Subject Shares, or grant a written consent or approval in respect of the Subject Shares in a manner consistent with Section 4.1 (the “Irrevocable Power of Attorney”), and execute, deliver and take on Founder’s behalf and in the name of Founder, all deeds, documents, and steps necessary for obtaining the Acquiror Shareholder Approval as contemplated in Section 4.1. Founder understands and acknowledges that Acquiror and the Company are entering into the Business Combination Agreement in reliance upon Founder’s execution and delivery of this Agreement. Founder hereby affirms that the Irrevocable Power of Attorney set forth in this Section 4.4 is given in connection with the execution of the Business Combination Agreement, and that such irrevocable power of attorney is given to secure the performance of the duties of Founder under this Agreement. Founder hereby further affirms that the Irrevocable Power of Attorney is coupled with a proprietary interest and may under no circumstances be revoked. Founder hereby ratifies and confirms all that such Irrevocable Power of Attorney may lawfully do or cause to be done by virtue hereof. SUCH IRREVOCABLE PROXY IS EXECUTED AND INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH THE PROVISIONS OF THE POWERS OF ATTORNEY ACT (AS AMENDED) OF THE CAYMAN ISLANDS. The Irrevocable Power of Attorney granted hereunder shall only terminate upon the termination of this Agreement.

4.5 No Pre-Closing Transfer. Other than pursuant to this Agreement or as expressly contemplated by the Business Combination Agreement, from the date hereof and until the Closing or, if earlier, termination of this Agreement, Founder shall not:

(a) directly or indirectly, (i) sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge, swap, convert or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or (ii) enter into any Contract, option or other binding arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person;

(b) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares) with respect to any Subject Shares, or enter into any other Contract with respect to any Subject Shares that would prohibit or prevent the satisfaction of its obligations pursuant to this Agreement;

(c) take any action that would make any representation or warranty of Founder herein untrue or incorrect, or have the effect of preventing or disabling Founder from performing its obligations hereunder;

(d) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying Founder from performing any of its obligations hereunder; or

(e) publicly announce any intention to effect any such transaction specified in this sentence.

Any action attempted to be taken in violation of the preceding sentence will be null and void. Founder agrees with, and covenants to, Acquiror and the Company that Founder shall not request that Acquiror register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

4.6 No Redemption. Founder irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, Founder shall not elect to cause Acquiror to redeem any Subject Shares now or at any time legally or beneficially owned by Founder, or submit or surrender any of its Subject Shares for redemption, in connection with the transactions contemplated by the Business Combination Agreement or otherwise.

4.7 No Solicitation by Founder. From the date hereof until the Closing Date or, if earlier, the termination of the Business Combination Agreement in accordance with Article XI thereof, Founder shall not, and shall cause its Subsidiaries and direct its Representatives not to, directly or indirectly:

(a) solicit, initiate, or pursue any inquiry, indication of interest, proposal or offer relating to an Acquiror Acquisition Proposal;

(b) participate in or continue any discussions or negotiations with any third-party with respect to, or furnish or make available, any information concerning Acquiror to any third party relating to an Acquiror Acquisition Proposal, or provide to any third-party access to the businesses, properties, assets or personnel of Acquiror, in each case for the purpose of encouraging or facilitating an Acquiror Acquisition Proposal;

(c) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Acquiror Acquisition Proposal; or

(d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Acquiror Acquisition Proposal.

From and after the date hereof, Founder shall, and shall instruct its officers and directors to, and Founder shall instruct and cause its Representatives, to, immediately cease and terminate all discussions and negotiations with any Persons (other than the Company and its Representatives) with respect to an Acquiror Acquisition Proposal.

5.	POST-CLOSING LOCK-UP ARRANGEMENT

5.1 Certain Definitions. As used in this Article 5, notwithstanding the other provisions of this Agreement, the following terms shall have the following meanings:

(a) “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act;

(b) “Applicable Period” shall be the period commencing on the Closing and ending on the earlier of:

(i) the date falling six (6) months after the Closing; and

(ii) the date on which the Company completes any amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Company Ordinary Shares for cash, securities or other property following the Closing.

(c) “Lock-Up Securities” shall mean (i) any Company Ordinary Shares or other equity securities of the Company held by Founder (or which Founder is entitled to receive by virtue of the Transactions) immediately after the Closing and any Company Ordinary Shares acquired after the Closing, (ii) any Company Ordinary Shares received by Founder upon the exercise, conversion or settlement of options for Company Ordinary Shares or any securities convertible into or exercisable or exchangeable for Company Ordinary Shares, in any such case, held by Founder immediately after the Merger Closing and (iii) any other equity security of the Company issued or issuable to Founder with respect to any securities referenced in clauses (i) or (ii) above by way of a share dividend or share split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction;

(d) “Lock-Up Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, with respect to, any Lock-Up Security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Security, whether or not any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii); and

5.2 Lock-Up Restriction. Subject to the consummation of the Merger and the Recapitalization, Founder covenants and agrees that it shall not, during the Applicable Period, without the prior written consent of the board of directors of the Company, effect, undertake, enter into or publicly announce any Lock-Up Transfer. For the avoidance of doubt, Founder shall retain all of its rights as a shareholder of the Company with respect to the Lock-Up Securities during the Applicable Period, including, without limitation, the right to vote any Lock-Up Securities that are entitled to vote and the right to receive any dividends or distributions in respect of such Lock-Up Securities.

5.3 Authorization. Founder hereby authorizes the Company during the Applicable Period to cause its transfer agent for the Lock-Up Securities to decline to transfer, and to note stop transfer restrictions on the share register and other records relating to, such Lock-Up Securities for which Founder is the record holder, in each case, if and to the extent such transfer would constitute a Lock-Up Transfer in breach of this Agreement. The Company agrees to instruct its transfer agent to remove any stop transfer restrictions on the share register and other records related to the Lock-Up Securities within 2 Business Days of a request by Founder following the expiration of the Applicable Period.

5.4 Legend. During the Applicable Period, each certificate evidencing any Lock-Up Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A FOUNDER’S SUPPORT AND LOCK-UP AGREEMENT, DATED AS OF JULY 9, 2026, BY AND AMONG HCC HEALTHCARE PTE. LTD. (“COMPANY”), THE HOLDER NAMED THEREIN AND THE OTHER PARTIES THERETO. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

5.5 Lock-Up Exceptions. Section 5.2 shall not apply to:

(a) Lock-Up Transfers to a partnership, limited liability company or other entity of which Founder is the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(b) Lock-Up Transfers of Company Ordinary Shares acquired in open market transactions after the Merger Closing;

(c) the exercise of share options, warrants or other equity securities to purchase Company Ordinary Shares and any related transfer of Company Ordinary Shares to the Company in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of any such options, warrants or equity securities or (B) for the purpose of paying the exercise price of such options, warrants or equity securities or for paying taxes due as a result of the exercise of such options, warrants or equity securities, it being understood that all Company Ordinary Shares received upon such exercise, settlement, vesting or transfer will remain subject to the restrictions of this Section 5 during the Applicable Period;

(d) the entry, at any time after the Closing, into any trading plan providing for the sale of Company Ordinary Shares meeting the requirements of Rule 10b5-1(c) under the Exchange Act, provided that such plan does not provide for, or permit, the sale of any Company Ordinary Shares during the Applicable Period and no public announcement or filing is voluntarily made or required regarding such plan during the Applicable Period;

(e) Lock-Up Transfers in the event of completion of a bona fide amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction which results in all of the Company’s security holders having the right to exchange their Company Ordinary Shares for cash, securities or other property;

(f) in the case of an entity, a Lock-Up Transfer (i) to another entity that is an affiliate of Founder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with Founder or affiliates of Founder or who shares a common investment advisor with the Founder or any of the foregoing or (ii) as part of a distribution to members, partners or shareholders of Founder;

(g) in the case of an entity, Lock-Up Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; or

(h) Lock-Up Transfers to an individual who, as of the date of this Agreement, is a director, officer or advisor of Founder or its affiliates as part of such director’s or advisor’s remuneration for services provided to Founder pursuant to remuneration arrangements in existence and disclosed to the Company prior to the date of this Agreement; and

(i) Lock-Up Transfers made in connection with a forward purchase agreement or similar arrangement in existence prior to the date of this Agreement and the material terms of which have been disclosed to the Company or its counsel;

provided, however, that in the case of clauses (a), and clauses (f) through (i), these permitted transferees shall enter into a written agreement, in substantially the form of this Article 5, agreeing to be bound by these Lock-Up Transfer restrictions prior to such Lock-Up Transfer.

5.6 Termination of Existing Lock-Up Restriction. The parties hereto agree that the lock-up and transfer provisions in this Agreement shall supersede and replace Founder’s obligations in respect of lock-up and transfer provisions currently contained in the Founder Letter Agreement (as defined below) effective upon the Merger Effective Time.

5.7 Effect of Article 5. If any Lock-Up Transfer is made or attempted contrary to the provisions of this Article 5, such purported Lock-Up Transfer shall be null and void ab initio.

6.	OTHER AGREEMENTS

6.1 Founder Affiliate Agreements.

(a) Each of Founder and Acquiror hereby agrees that from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary that certain letter agreement, dated February 12, 2026, by and among Founder and Acquiror (the “Founder Letter Agreement”), except as otherwise provided for under this Agreement or any Transaction Document.

(b) Each of Founder and Acquiror hereby agree that each agreement as of the Merger Effective Time between Acquiror (or any of its Subsidiaries), on the one hand, and Founder or any of Founder’s Affiliates (other than Acquiror or any of Acquiror’s Subsidiaries), on the other hand, (but excluding any Transaction Document, the Founder Letter Agreement, and any agreements with respect to the indemnification of the Acquiror’s directors and officers, advancement of expense or exculpation or contribution of the Acquiror’s directors and officers, or relating to reimbursements for reasonable and necessary business expenses incurred prior to the Merger Effective Time) (such agreements, together, the “Founder Affiliate Agreements”) will be terminated effective as of the Merger Effective Time, and thereupon shall be of no further force or effect, without any further action on the part of any of Acquiror or Founder, and on and from the Merger Effective Time, neither Acquiror, Founder, nor any of their respective Affiliates or Subsidiaries shall have any further rights, duties, liabilities or obligations under any of the Founder Affiliate Agreements and each of Acquiror and Founder (for and on behalf of its Affiliates and Subsidiaries) hereby releases in full any and all claims with respect thereto with effect on and from the Merger Effective Time. Notwithstanding the foregoing of this Section 6.1(b), Founder and Acquiror shall, and shall procure their Affiliates shall, perform their respective duties, liabilities or obligations under and in accordance with the terms of the Founder Affiliate Agreements prior to the Merger Effective Time. Additionally, Founder agrees that the lock-up and transfer provisions in this Agreement shall supersede and replace its obligations in respect of lock-up and transfer provisions currently contained in the Founder Letter Agreement effective upon the Merger Effective Time.

6.2 Founder Release. Founder, on its own behalf and on behalf of each of its Affiliates (other than Acquiror or any of Acquiror’s Subsidiaries) and each of its and their successors, assigns and executors (each, a “Founder Releasor”), effective as at the Merger Effective Time, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge the Company, Acquiror, their respective Subsidiaries (if any) and its and their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Founder Releasee”), from (a) any and all obligations or duties the Company, Acquiror or any of their respective Subsidiaries (if any) has prior to or as of the Merger Effective Time to such Founder Releasor, or (b) all claims, demands, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Founder Releasor has prior to or as of the Merger Effective Time, against any Founder Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Merger Effective Time (except in the event of fraud on the part of a Founder Releasee); provided, however, that nothing contained in this Section 6.2 shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement, the Transaction Documents or Acquiror’s Governing Documents, including for any amounts owed pursuant to the terms set forth therein, (ii) for indemnification, advancement of expense, exculpation or contribution, in any Founder Releasor’s capacity as an officer, director or employee of Acquiror, (iii) arising under any then-existing insurance policy of Acquiror or any of its Subsidiaries (if any), (iv) pursuant to a contract and/or Acquiror policy, relating to reimbursements for reasonable and necessary business expenses incurred prior to the Merger Effective Time, or (v) for any claim for fraud.

6.3 Company Release. Each of the Company, Acquiror and their respective Subsidiaries (if any) and each of its and their successors, assigns and executors (each, a “Company Releasor”), effective as at the Merger Effective Time, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge Founder, its Affiliates (other than Acquiror and its Subsidiaries (if any)) and their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Company Releasee”), from (a) any and all obligations or duties such Company Releasee has prior to or as of the Merger Effective Time to such Company Releasor, (b) all claims, demands, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Company Releasor has, may have or might have or may assert now or in the future, against any Company Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Merger Effective Time (except in the event of fraud on the part of a Company Releasee); provided, however, that nothing contained in this Section 6.3 shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement or the Transaction Documents, or (ii) for any claim for fraud.

6.4 Termination. This Agreement shall terminate upon the earliest of (i) the Merger Effective Time (provided, however, that upon such termination, Section 5 shall survive in accordance with its terms, and this Article 6 shall survive indefinitely) and (ii) the termination of the Business Combination Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination.

6.5 Further Assurances. Founder shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Acquiror or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Business Combination Agreement and the other Transaction Documents and (ii) refrain from exercising any veto right, consent right or similar right under Acquiror’s Governing Documents which would materially, impede, disrupt, prevent or otherwise adversely affect the consummation of the Merger, the Recapitalization or any other Transaction. If Founder acquires record or beneficial ownership of any Subject Shares following the date of this Agreement (or becomes aware, following the date hereof, of its record or beneficial ownership of any Subject Shares as of the date hereof, which shares are not already set forth on Schedule A), Founder shall promptly notify the Company and Acquiror, and Schedule A shall be updated to reflect Founder’s ownership of such additional Subject Shares.

6.6 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Acquiror or the Company in accordance with Section 13.3 of the Business Combination Agreement and to Founder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

6.7 Miscellaneous. The provisions of Article XII of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

RF ACQUISITION CORP. III

By:	/s/ Tse Meng Ng
Name:	Tse Meng Ng
Title:	Chairman of the Board

ALFA 30 LIMITED

By:	/s/ Tse Meng Ng
Name:	Tse Meng Ng
Title:	Managing Member

HCC HEALTHCARE PTE. LTD.

By:	/s/ Jack Hsiao
Name:	Jack Hsiao
Title:	Chief Executive Officer

SCHEDULE A

Name and Address of Founder	Total Acquiror Units Held	Total Acquiror Shares Held
Alfa 30 Limited	[●]	3,333,333

Sch. A-1